 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-268957
PROSPECTUS SUPPLEMENT
(To Prospectus dated January 11, 2023)
Up to $18,200,000
Common Stock
This prospectus supplement amends and supplements the information in the prospectus, dated January 11, 2023, filed as a part of our registration statement on Form S-3 (File No. 333-268957), as supplemented by our prospectus supplement dated May 12, 2023, or the Prior Prospectus. This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus, and any future amendments or supplements thereto.
Under the Prior Prospectus, we initially registered up to $50,000,000 of our common stock, par value $0.0001 per share, for offer and sale pursuant to an At Market Issuance Sales Agreement, dated May 12, 2023, or the Sales Agreement, with B. Riley Securities, Inc., or B. Riley. From May 12, 2023 through the date of this prospectus supplement, we sold an aggregate of 3,109,843 shares of common stock for an aggregate purchase price of $8,982,090.34 under the Prior Prospectus.
We are now subject to General Instruction I.B.6 of Form S-3, which limits the amounts that we may sell under the Prior Prospectus. The aggregate market value of our common stock held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3 is $54,673,994.70, which was calculated based on 42,056,919 shares of common stock held by non-affiliates at a price of $1.30 per share, the closing price of our common stock on December 11, 2023. During the 12-calendar month period that ends on, and includes, the date of this prospectus supplement, we have not sold any securities pursuant to General Instruction I.B.6. of Form S-3.
As a result of the limitations of General Instruction I.B.6, and in accordance with the terms of the Sales Agreement, we are decreasing the amount of Common Stock that we are offering pursuant to the Sales Agreement, such that we are registering the offer and sale of our common stock having an aggregate offering price of up to $18,200,000 from time to time through B. Riley.
Our common stock is listed on the NYSE American LLC, or the NYSE American, under the symbol “LPTV.” On January 5, 2024, the last reported sale price of our common stock on the NYSE American was $0.75 per share.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
B. Riley Securities
The date of this prospectus supplement is January 8, 2024